PRESS RELEASE

DATE:	March 3, 2005

FOR MORE INFORMATION CONTACT:	David W. Heeter, Chief Executive Officer
765) 747-2880

FOR PUBLICATION:	FOR IMMEDIATE RELEASE

Mutual Federal Savings Bank to Acquire Assets of Fidelity Federal Savings Bank of Marion

         MUNCIE, INDIANA - (March 3, 2005) The Board of Directors of Mutual Federal Savings Bank, the banking subsidiary of MutualFirst Financial, Inc. (NASDAQ: MFSF) announced today that it has entered into a Definitive Agreement to purchase assets and assume liabilities representing the operations of Fidelity Federal Savings Bank of Marion, Indiana. Mutual Federal will pay $20 million in cash for these assets, subject to adjustment. Fidelity Federal Savings Bank is a subsidiary of First Financial Bancorp.

         David W. Heeter, President and CEO of MutualFirst Financial, Inc. and CEO of Mutual Federal, announced, "We are excited about the acquisition of Fidelity Federal. Fidelity has a long history of success in Grant County, and combined with the presence Mutual Federal currently has, we believe this represents our solid commitment to the Grant County community. Following the transaction, Mutual Federal will hold nearly $210 million in deposits in Grant County and have an asset base well in excess of $210 million. The addition of Fidelity's operations to our Company will help us achieve our goal of increasing Mutual Federal's presence in each of the markets we serve. We also believe this transaction will provide an attractive return to all of the stakeholders of our Company. The investment of $20 million in cash is expected to be accretive to MutualFirst's earnings in the first full quarter following the closing date later this year."

         Patrick C. Botts, President and Chief Operating Officer of Mutual Federal Savings Bank, commented "This is an outstanding opportunity to provide Mutual Federal's quality products and services to a larger customer base in our Grant County market. Mutual Federal is looking forward to working with the Fidelity Federal team and serving their customers as well as expanding our presence in the Grant County region."

         It is anticipated that two of Fidelity Federal's branches will be consolidated into two existing Mutual Federal branches located nearby. CEO Heeter continued, "Despite this consolidation, both our new Fidelity Federal customers and our existing Mutual Federal customers will benefit from the additional convenience of our four full service branches. Customers of Fidelity Federal will gain the convenience of Mutual Federal's Wal-Mart branch, which is open for extended hours and will provide excellent convenience to Fidelity customers. In addition, Mutual Federal customers will benefit from the Fidelity Bypass Office. Mutual Federal will utilitize as many of the Fidelity Federal staff as possible in continuing operations."

         With this acquisition, Mutual Federal Savings Bank will have assets of approximately $930 million and will operate twenty offices in Delaware, Randolph, Grant and Kosciusko Counties.